August 26, 2021

C21 Investments Inc.

280 - 601 West Cordova Street

Vancouver, BC V6B 1G1

Attention: Board of Directors

Dear Sirs:

Re: C21 Investments Inc. (the "Company") Stock Option Plan

We have acted as legal counsel for the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the United States Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 11,874,781 common shares in the capital of the Company (the "Shares") reserved for issuance with respect to the exercise of stock options that have been granted or will be granted pursuant to and in accordance with the Company's Stock Option Plan dated July 9, 2021 (the "Plan").

In rendering the opinion set forth below, we have reviewed:

(a) the Registration Statement and the exhibits thereto;

(b) the Notice of Articles and the Articles of the Company, as in effect as of the date hereof;

(c) certain records of the Company's corporate proceedings as reflected in its minute book, including resolutions of the board of directors approving the Plan and various stock options granted pursuant to the Plan;

(d) the Plan; and

(e) such other documents as we have deemed relevant.

Subject to the foregoing and the assumptions, limitations and qualifications set forth in this letter, it is our opinion that the Shares will be validly issued and fully paid and non-assessable common shares in the capital of the Company when issued and sold pursuant to grants of stock options made pursuant to the Plan, provided that:

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(a) such stock options are granted in accordance with the terms and conditions of the Plan; and

(b) the persons receiving any stock options under the Plan perform their obligations to the Company in accordance with the terms and conditions of the Plan and any agreement evidencing the grant of the stock options, including the payment of the required exercise price with respect to stock options.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(a) The foregoing opinion is limited to the laws of the Province of British Columbia and the laws of Canada applicable therein, including all applicable provisions of the Business Corporations Act (British Columbia) (the "BCBCA"). We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

(b) We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of the officers of the Company, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (v) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

(c) We have assumed that (i) each stock option granted pursuant to the Plan has been duly authorized by the board of directors of the Company in accordance with the Articles of the Company, the BCBCA and the Plan, and (ii) each agreement governing a stock option under the Plan has been or will be duly executed by each party thereto and constitutes or will constitute the legal, valid and binding obligations of the parties thereto, and that such agreements are or will be enforceable against each of the parties thereto in accordance with their respective terms.

(d) The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings and assumptions as to present facts and on the application of the laws of the Province of British Columbia as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

(e) We have assumed that at the time the Company is or becomes obligated to issue any Shares upon exercise of stock options granted pursuant to the Plan, the Company (i) will have adequate authorized and unissued Shares to fulfill such obligations, and (ii) will be in good standing with the B.C. Registrar of Companies.

(f) We have assumed the absence of fraud in any transaction pursuant to which Shares have been or may be issued pursuant to any option under the Plan, and that the consideration authorized by the board of directors for the Shares will have been received by the Company prior to their issuance.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Yours truly,

/s/ Koffman Kalef LLP